Exhibit (A)(1)(B)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED HEREIN; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OFFER TO AMEND AND EXERCISE WARRANTS TO PURCHASE COMMON STOCK KYTO TECHNOLOGY AND LIFE SCIENCE, INC.

April 1, 2022

THE OFFER TO AMEND AND EXERCISE (AND ASSOCIATED WITHDRAWAL RIGHTS) WILL EXPIRE AT 5:00 P.M. (PACIFIC TIME) ON MAY 2, 2022 UNLESS THIS OFFER PERIOD IS EXTENDED.

Kyto Technology and Life Science, Inc., a Delaware corporation, is referred to in this Offer to Amend and Exercise as “we,” “us,” “Kyto” or the “Company,” and eligible holders of outstanding warrants are referred to as “you.”

We are offering to amend, upon the terms and subject to the conditions set forth herein, outstanding warrants to purchase up to an aggregate of 4,790,001 shares of common stock (the “Exercise Offer”), including outstanding warrants to purchase 1,596,667 shares of common stock with an exercise price of $1.20 per share and expiration date three years after August 29, 2019 (the “Original Warrants”).

The Original Warrants represent all of our outstanding series of warrants.

There is no minimum participation requirement with respect to this Exercise Offer.

Pursuant to the Exercise Offer, the Original Warrants will be amended (the “Amended Warrants”) to: (i) reduce the exercise price of the Original Warrants to $0.40 per share of common stock in cash for the number of shares of Company common stock issuable therefor, (ii) shorten the exercise period of the Original Warrants so that they expire concurrently with the expiration of the Exercise Offer at 5:00 p.m. (Pacific Time) on May 2, 2022 as we may extend it in our sole discretion (the “Expiration Date”), (iii) contain a lock-up provision that provides that neither the holder nor any affiliate of the holder will sell dispose or otherwise transfer, directly or indirectly any of the shares of common stock issuable upon exercise of the Amended Warrants without the prior written consent of the Company for a period of three months after the Expiration Date, (iv) remove the cashless exercise provisions from those Original Warrants which include such cashless exercise provisions and (v) increase the number of shares of Company common stock issuable upon the exercise of the Original Warrant to a number that is determined by multiplying the number of shares of Company common stock issuable upon the exercise of the Original Warrant by 3. Other than set forth above, the terms of the Original Warrants will remain unmodified and in full force and effect.

Holders may elect to amend some or all of their Original Warrants. If you choose not to participate in the Exercise Offer, your Original Warrants will remain in full force and effect, as originally issued.

The purpose of the Exercise Offer is to encourage the amendment and exercise of the Original Warrants to fund our operations, including our reorganization as an “investment company” under the Investment Company Act, investment in early stage start-ups and other general corporate purposes. We intend to accomplish this by providing the holders of the Original Warrants with the opportunity to obtain and exercise an Amended Warrant at a significantly reduced exercise price, as compared to the Original Warrants. Please see Section 2 “Purposes of the Exercise Offer and Use of Proceeds” below for a description of the purposes of the Exercise Offer.

The period during which Original Warrants may be amended and exercised on the terms described above will commence on April 1, 2022 (the date the materials relating to the Exercise Offer are first sent to the holders, referred to herein as the “Offer Date”) through the Expiration Date (the “Offer Period”).

We will agree to amend any or all Original Warrants held by eligible holders, upon the terms and subject to the conditions of the Exercise Offer and the attached Election to Participate (the “Election Form”).

THE DATE OF THIS EXERCISE OFFER IS April 1, 2022.

IMPORTANT PROCEDURES

This Exercise Offer together with the Election Form (including the instructions and other forms attached thereto) and Notice of Withdrawal constitute the "Offering Materials." These Offering Materials provide important information regarding the Exercise Offer and instructions as to how you can participate and amend and exercise your Original Warrants. An election to participate in the Exercise Offer will result in both the amendment of your Original Warrant(s) and your exercise of the Amended Warrant(s). You should read all of the Offering Materials carefully before you decide whether to participate in the Exercise Offer, exercise an Amended Warrant and receive the number of shares of common stock issuable therefor.

To participate in the Exercise Offer, and to exercise an Amended Warrant and receive three times the number of shares of Company common stock issuable therefor, you must deliver to us, before the Expiration Date, all of the following: (i) a signed Election Form, (ii) a signed Acknowledgements and Representations and Warranties and (iii) a signed Accredited Investor Questionnaire, along with (iv) the aggregate exercise price in cash in the amount equal to the number of shares of Company common stock issuable upon exercise of the Original Warrants the holder elects to exercise multiplied by $0.40 per share (collectively, the "Acceptance and Exercise Documents"). **We do not view the representations and warranties to be made by warrant holders tendering their warrants that they have "reviewed the current business prospects, financial condition and operating history of the Company," "had the opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Exercise Offer," and "received all the information they consider necessary or appropriate for deciding whether to accept the Exercise Offer" as a waiver of any potential liability that we may have under federal securities laws, and we agree not to assert that these provisions constitute a waiver of any such liability if a claim is made against us.** The cash may be tendered in the form of a check payable to Kyto Technology and Life Science, Inc. or by wire transfer to our account as set forth in the instructions to the Election Form. Each of these items must be properly delivered, before the Expiration Date, to us at our corporate address:

Kyto Technology and Life Science, Inc.
13050 La Paloma Road
Los Altos Hills, CA 94022
Telephone: 650-204-7896
Email: legal@kytotech.com

If you properly tender (and do not validly withdraw) your Original Warrants and the other Acceptance and Exercise Documents on or prior to 5:00 p.m., Pacific Time on May 2, 2022, the Expiration Date of the Exercise Offer (or such later date and time if we extend the Exercise Offer), promptly following the Expiration Date, we intend to notify our transfer agent of our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents and issue and deliver to you the number of shares of common stock issuable under the Amended Warrant, as well as a replacement Original Warrant for any unexercised portion thereof. See Section 8 "Procedure for Participating in Exercise Offer and Exercising Amended Warrants" below.

If after tendering your Original Warrants and other Acceptance and Exercise Documents you change your mind and do not want to participate in the Exercise Offer, you may submit a Notice of Withdrawal to us at any time prior to the Expiration Date. The Notice of Withdrawal must be properly completed and must be returned to us on or prior to the Expiration Date. If you properly withdraw in a timely manner as set forth above, we will promptly: (i) cancel your signed copy of the Election Form and (ii) provide you with a check equal to the amount of cash you paid to exercise the Amended Warrant.

You may request additional copies of this document and any of the Offering Materials from us directly at our corporate address indicated above.

OUR BOARD OF DIRECTORS MAKES NO RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE EXERCISE OFFER. YOU MUST MAKE YOUR OWN DECISION WITH RESPECT TO THE EXERCISE OFFER. FOR QUESTIONS REGARDING TAX IMPLICATIONS OR OTHER INVESTMENT-RELATED QUESTIONS, YOU SHOULD TALK TO YOUR OWN ATTORNEY, ACCOUNTANT AND/OR FINANCIAL PLANNER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE EXERCISE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT.

THIS EXERCISE OFFER HAS BEEN PREPARED SOLELY FOR THE BENEFIT OF HOLDERS OF ORIGINAL WARRANTS. DISTRIBUTION OF THIS EXERCISE OFFER TO ANY PERSON OTHER THAN SUCH HOLDERS AND THOSE PERSONS RETAINED TO ADVISE SUCH HOLDERS IS UNAUTHORIZED, AND ANY REPRODUCTION OF THIS EXERCISE OFFER OR RELATED DOCUMENTS, IN WHOLE OR IN PART, IS PROHIBITED.

CERTAIN OF THE SECURITIES BEING OFFERED PURSUANT TO THIS EXERCISE OFFER ARE BEING OFFERED PURSUANT TO EXEMPTIONS PROVIDED BY SECTION 4(a)(2) OF THE SECURITIES ACT OF 1933, AS AMENDED, REGULATION D THEREUNDER, CERTAIN STATE SECURITIES LAWS AND CERTAIN RULES AND REGULATIONS PROMULGATED THEREUNDER.

TABLE OF CONTENTS

SUMMARY OF TERMS 1

ABOUT THIS EXERCISE OFFER 6

RISK FACTORS 7

DESCRIPTION OF THE EXERCISE OFFER 10

SECTION 1. FORWARD-LOOKING STATEMENTS 10

SECTION 2. PURPOSES OF THE EXERCISE OFFER AND USE OF PROCEEDS 10

SECTION 3. ELIGIBLE ORIGINAL WARRANTS 11

SECTION 4. EXPIRATION DATE 11

SECTION 5. TERMS OF AMENDED WARRANTS 11

SECTION 6. CONDITIONS TO THE EXERCISE OFFER 11

SECTION 7. EXTENSION OF EXERCISE OFFER PERIOD; TERMINATION; AMENDMENTS 12

SECTION 8. PROCEDURE FOR PARTICIPATING IN EXERCISE OFFER, EXERCISING AMENDED WARRANTS 13

SECTION 9. MANNER OF ACCEPTANCE OF PAYMENT AND ISSUANCE OF SHARES 13

SECTION 10. WITHDRAWAL RIGHTS 13

SECTION 11. RESALES OF WARRANT SHARES 13

SECTION 12. TRADING MARKET OF ORIGINAL WARRANTS, AMENDED WARRANTS AND COMMON STOCK 14

SECTION 13. SOURCE AND AMOUNT OF FUNDS 14

SECTION 14. TRANSACTIONS AND AGREEMENTS CONCERNING ORIGINAL WARRANTS 14

SECTION 15. INFORMATION REGARDING KYTO TECHNOLOGY AND LIFE SCIENCE, INC. 14

SECTION 16. ACCOUNTING CONSEQUENCES OF THE EXERCISE OFFER 16

SECTION 17. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE EXERCISE OFFER 18

SECTION 18. LEGAL MATTERS AND REGULATORY APPROVALS 18

SECTION 19. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES 18

SECTION 20. FEES AND EXPENSES 20

SECTION 21. TRANSFERS 20

SECTION 22. ADDITIONAL INFORMATION 20

SECTION 23. INFORMATION REQUESTS 21

SUMMARY OF TERMS

Company:	Kyto Technology and Life Science, Inc., a Delaware corporation, with principal executive offices at 13050 La Paloma Road, Los Altos Hills, CA 94022.
Eligible Original Warrants:	An aggregate of up to 1,596,667 outstanding Original Warrants, representing all of our outstanding series of warrants.
Expiration Date:	5:00 p.m., Pacific Time on May 2, 2022, as may be extended by us in our sole discretion.
Terms of Amended Warrants:	Pursuant to the Exercise Offer, if the offer is accepted, the Original Warrants will be amended as described generally below and set forth specifically in the Acknowledgments and Representations and Warranties (as so amended, the "**Amended Warrants**": **New Exercise Price:** The exercise price of the Original Warrants will be amended to $0.40 per share of common stock in cash for the number of shares of Company common stock issuable therefor. **New Termination Date:** The termination date of the Original Warrants will be shortened to terminate concurrently with the Expiration Date for those warrants that are exercised, and will remain unchanged for unexercised warrants. **Lock-Up Period:** The Amended Warrants will contain a lock-up provision that provides that neither the holder nor any affiliate of the holder which (x) had or has knowledge of the transactions contemplated by this Exercise Offer, (y) has or shares discretion relating to such holder's investments or trading or information concerning such holder's investments or (z) is subject to such holder's review or input concerning such affiliate's investments or trading (collectively, the "**Affiliates**") will sell dispose or otherwise transfer, directly or indirectly (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions) any of the shares of common stock issuable upon exercise of the Amended Warrants without the prior written consent of the Company for a period of three months after the Expiration Date. In addition, the Company may impose stop-transfer restrictions to enforce these restrictions and place a legend on any certificate representing the shares issued upon exercise of the Amended Warrants. **Removal of Cashless Exercise:** Those Original Warrants which contain cashless exercise provisions will be amended to remove such provisions, and holders of those Original Warrants will be required to pay the exercise price of their Original Warrants in cash. **Increase in Warrant Shares:** The number of shares of Company common stock issuable upon the exercise of the Original Warrants shall be increased to a number equal to a number determined by multiplying the number of shares of Company common stock issuable upon the exercise of the Original Warrant by 3. **Other Terms:** Except as set forth above, all other terms of the Amended Warrants will be the same as the terms of the Original Warrants.
Partial Participation Permitted:	If Original Warrant holders choose to participate in the Exercise Offer, they may amend and exercise any or all of their Original Warrants pursuant to the terms of the Exercise Offer. We will issue a new Original Warrant exercisable for that number of shares of common stock that a holder elects to exclude from its acceptance of the Exercise Offer.
Conditions:	The Exercise Offer is subject to certain conditions, as described herein:

(i) As part of the Election Form, the holders of the Original Warrants must complete an Accredited Investor Questionnaire. This Tender Offer is not conditioned on Accredited Investor status, but the Company uses the information to determine reporting requirements and for other internal record keeping. In addition, as part of the Election Form, the holders of the Original Warrants are asked to make certain representations and warranties upon which the Company will rely in establishing that the transactions contemplated by the Exercise Offer are exempt from the registration requirements of the Securities Act and applicable state securities laws. The holders of the Original Warrants previously made substantially the same representations and warranties to the Company, including representations that they were "accredited investors," in connection with the transactions in which such holders acquired the Original Warrants.

If you wish to participate in the Exercise Offer, but you are not able to make any of the representations set forth on page 2 of the Acknowledgements and Representations and Warranties, please reach out to us directly at our corporate address indicated in "Section 23. Information Requests" on page 25 to inform us which ones you are not able to make and why. **Holders of the Original Warrants are not prohibited from tendering their Original Warrants, even if such holders are unable to make these representations and warranties and complete an Accredited Investor Questionnaire, including a representation that such holders are currently "accredited investors."**

If we receive a completed Accredited Investor Questionnaire from any holder that desires to participate indicating that such holder is no longer an "accredited investor," then we will file and distribute to all holders of Original Warrants certain supplemental disclosures required by Regulation D under the Securities Act, which are not currently included in this Exercise Offer. In that case, we would extend the Expiration Date of the Exercise Offer, as required under the Exchange Act and the rules of the SEC thereunder.

In addition, if we determine, after reviewing the representations and warranties and Accredited Investor Questionnaires of all participating warrant holders, that a valid exemption is not available from the registration requirements of applicable federal and/or state securities laws, then we may determine that it is necessary to cancel the Exercise Offer in its entirety, and not to consummate any of the contemplated transactions, in order to comply with the requirements of applicable securities laws. In that case, all exercise payments previously received would be promptly returned to participating warrant holders, along with all Original Warrants, unexercised and outstanding pursuant to their original terms.

(ii) In addition, we are not making this Exercise Offer to, nor will we accept any Election Form from or on behalf of, Original Warrant holders in any jurisdiction in which the Exercise Offer or the exercise of the Amended Warrants would not be in compliance with the laws of such jurisdiction.

You may not elect to amend but not exercise your Original Warrants. Participation in this Exercise Offer requires both amendment of your Original Warrants and your exercise of the Amended Warrants, which will happen simultaneously should you choose to participate.

Original Warrants of holders that elect not to participate and exercise will remain outstanding pursuant to their original terms.

Future Amendments to the Exercise Offer:

If we materially change the terms of the Exercise Offer we will extend the Expiration Date to the extent required under applicable law, including under the rules of the Exchange Act.

How to Participate in the Exercise Offer:

To participate in the Exercise Offer and exercise an Amended Warrant and receive three times the number of shares of Company common stock issuable therefor, you must deliver to us, before the Expiration Date, all of the Acceptance and Exercise Documents. The cash exercise price may be tendered in the form of a check payable to Kyto Technology and Life Science, Inc. or by wire transfer to

our account as set forth in the instructions to the Election Form. All of the Acceptance and Exercise Documents must be properly delivered, before the Expiration Date, to us at our corporate address:

Kyto Technology and Life Science, Inc.
13050 La Paloma Road
Los Altos Hills, CA 94022
Email: legal@kytotech.com
Telephone: 650-204-7896

Manner of Acceptance of Payment:

If you properly tender (and do not validly withdraw) your Original Warrants and the other Acceptance and Exercise Documents on or prior to 5:00 p.m., Pacific Time on May 2, 2022, the Expiration Date of the Exercise Offer (or such later date and time if we extend the Exercise Offer), promptly following the Expiration Date, we intend to notify our transfer agent of our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents and issue and deliver to you the number of shares of common stock issuable under the Amended Warrant as well as a replacement Original Warrant for any unexercised portion thereof. See Section 8 "Procedure for Participating in Exercise Offer and Exercising Amended Warrants" below.

Withdrawal Rights:

If after tendering your Original Warrants and other Acceptance and Exercise Documents you change your mind and do not want to participate in the Exercise Offer, you may submit the Notice of Withdrawal to us. However, to be effective, the Notice of Withdrawal must be properly completed and must be returned to us prior to 5:00 p.m., Pacific Time May 2, 2022, the Expiration Date of the Exercise Offer (or such later date and time if we extend the Exercise Offer). Following the Expiration Date, you cannot withdraw your Election Form.

If you properly withdraw in a timely manner as set forth above, we will promptly: (i) cancel your signed copy of the Election Form and (ii) provide you with a check equal to the amount of cash you paid to exercise the Amended Warrant.

Purposes of the Exercise Offer and Use of Proceeds:

The purposes of this Exercise Offer are as follows:

Fund Raising: Through the Exercise Offer we can raise funds to support our future operations and capital requirements by encouraging the participating holders to exercise their Original Warrants by significantly reducing the exercise price and shortening the exercise period. If all holders participate in the Exercise Offer and exercise an Amended Warrant, we would raise gross proceeds of approximately $1,916,000.40. The funds obtained will be used to fund our operations, including our reorganization as an "investment company" under the Investment Company Act, investment in early stage start-ups and other general corporate purposes.

Reduction of Share Overhang from Outstanding Warrants: In addition, the Exercise Offer can help us reduce the number of outstanding warrants. As of March 31, 2022, we had total outstanding warrants to purchase an aggregate of 1,596,667 shares of common stock at an amended weighted average exercise price of $1.20 per share. The sale of substantial amounts of our common stock upon exercise of outstanding warrants, or the perception that significant sales may occur in the future, could adversely affect the market price of our common stock and our ability to raise additional capital in the future.

Resales of Warrant Shares:

The Original Warrants and the Amended Warrants and the shares of common stock issued upon exercise are "restricted securities." Restricted securities may not be sold by the holder absent registration, or an exemption from the registration requirements, under the Securities Act and the applicable securities laws of any other state or jurisdiction.

Since the Original Warrants were not issued in a registered direct offering, and the underlying shares of common stock are not the subject of a resale prospectus with respect thereto, the holder thereof will not be able to resell the shares of

common stock issuable upon exercise of the related Amended Warrant, unless we file a registration statement (or a post-effective amendment to a Resale Registration Statement) to include such holder as a selling stockholder thereunder, except to the extent that such resale qualifies for an exemption from registration requirements under applicable securities laws, which may require a holding period of at least three months following the consummation of this Exercise Offer.

There is no established trading market for the Original Warrants or the Amended Warrants, and we do not intend to list the Original Warrants or the Amended Warrants for trading on any exchange or market.

In addition to the foregoing, the shares of common stock issuable upon exercise of the Amended Warrants will be subject to a contractual lock up restriction for a three-month period following the Expiration Date, as described under "Terms of Amended Warrants" above.

Taxes:

We recommend that you consult with your own tax advisor with regard to the possibility of any federal, state, local or other tax consequences of the Exercise Offer. See Section 19 "Material U.S. Federal Income Tax Consequences" below for a discussion of the material U.S. federal income tax consequences of participating in the Exercise Offer.

Historical and Pro Forma Financial Information

We have included our financial statements for the fiscal years ended March 31, 2021 and 2020 and for the quarterly period ended December 31, 2021 in this Exercise Offer. We have also included pro forma information reflecting the effect of the Exercise Offer. See Section 15 "Information about Kyto Technology and Life Science, Inc." and Section 16 "Accounting Consequences of the Exercise Offer" below.

Additional Information:

We have filed with the SEC a Tender Offer Statement on Schedule TO of which this Exercise Offer is a part. This Exercise Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that holders of the Original Warrants review the Schedule TO, including the exhibits, as well as the other materials that we have filed with the SEC, which can be accessed electronically on the SEC's website at www.sec.gov, before making a decision on whether to participate in the Exercise Offer.

Our Board of Directors recognizes that the decision to participate in the Exercise Offer is an individual one that should be based on a variety of factors. The holders of the Original Warrants should consult with their respective professional advisors if they have questions about their financial or tax situation. The information about this Exercise Offer from us is limited to the Offering Materials.

We are subject to the information requirements of the Exchange Act and in accordance therewith file and furnish reports and other information with the SEC. All reports and other documents that we have filed with the SEC, including the Schedule TO relating to the Exercise Offer, or will file with the SEC in the future, can be accessed electronically on the SEC's website at www.sec.gov.

Information Requests:

Please direct questions or requests for assistance regarding this Exercise Offer, the Election Form, the Notice of Withdrawal or the other Offering Materials, in writing, to us at our corporate address:

Kyto Technology and Life Science, Inc.
13050 La Paloma Road
Los Altos Hills, CA 94022
Email: legal@kytotech.com
Telephone: 650-204-7896

ABOUT THIS EXERCISE OFFER

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS EXERCISE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS EXERCISE OFFER AND, IF PROVIDED, SUCH INFORMATION MUST NOT BE RELIED UPON.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE EXERCISE OFFER, NEITHER THE COMPANY, ITS DIRECTORS, OFFICERS, ADVISORS OR AGENTS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ACCEPT THE EXERCISE OFFER. YOU SHOULD NOT CONSIDER THE BOARD'S APPROVAL TO BE A RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE EXERCISE OFFER WARRANTS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ACCEPT THE EXERCISE OFFER.

RISK FACTORS

Investment in our common stock involves a substantial degree of risk and should be regarded as speculative. As a result, the purchase of our common stock should be considered only by persons who can reasonably afford to lose their entire investment. Before you elect to participate in the Exercise Offer, you should carefully consider the risks and uncertainties described below in addition to the other information in this Exercise Offer and other information incorporated herein by reference. ***You should also consider the risks, uncertainties and assumptions discussed under the heading "Risk Factors" included in our most recent annual report on Form 10-K, as amended, which is on file with the SEC and is incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. Please see Section 22: "Additional Information" below for information about where to find such reports.***

Additional risks and uncertainties of which we are unaware or which we currently believe are immaterial could also materially adversely affect our business, financial condition or results of operations. In any case, the trading price of our common stock could decline, and you could lose all or part of your investment. Please also read carefully Section 1 "Forward-Looking Statements" below.

Risks related to the Exercise Offer.

Our Board of Directors makes no recommendation with regard to whether you should accept the Exercise Offer.

Although our Board of Directors has approved the Exercise Offer, it makes no recommendation as to whether holders of Original Warrants should accept the Exercise Offer. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of Original Warrants for purposes of negotiating the terms of the Exercise Offer. We cannot assure you that the value of the shares issued upon exercise of the Amended Warrants will in the future equal or exceed the exercise price per share of the Amended Warrants. We do not take a position as to whether you ought to participate in the Exercise Offer.

If you choose to participate in the Exercise Offer, you will be required to exercise your Amended Warrants for common stock, and you will be subject to all the risks associated with being a stockholder and give up the time value attributable to your Original Warrant.

The Amended Warrants will terminate if the holders do not exercise their Amended Warrants prior to the Expiration Date. If you choose to participate in the Exercise Offer, you will be required to exercise your Amended Warrants prior to the Expiration Date. As a result, you will be subject to all the risks and uncertainties set forth in these risk factors as a holder of our common stock. In addition, you will be giving up the time value attributable to your Original Warrant by exercising the Original Warrant, as amended, prior to its original expiration date.

The shares of common stock issuable upon exercise of the Amended Warrants will be "restricted securities."

The shares of common stock issuable upon exercise of the Amended Warrants will be, "restricted securities." Restricted securities may not be sold by the holder absent registration, or an exemption from the registration requirements, under the Securities Act and the applicable securities laws of any other state or jurisdiction. There is no established trading market for the Original Warrants or the Amended Warrants.

Since the Original Warrants were not issued in a registered direct offering, and the underlying shares of common stock are not the subject of a resale prospectus with respect thereto, the holder thereof will not be able to resell the shares of common stock issuable upon exercise of the related Amended Warrant, unless we file a registration statement (or a post-effective amendment to a Resale Registration Statement) to include such holder as a selling stockholder thereunder, except to the extent that such resale qualifies for an exemption from registration requirements under applicable securities laws, which may require a holding period of at least six months following the consummation of this Exercise Offer.

All of the shares of common stock issuable upon exercise of the Amended Warrants will be subject to a three-month contractual lock-up period.

The Amended Warrants will contain a lock-up provision that provides that neither the holder nor any of its Affiliates will sell dispose or otherwise transfer, directly or indirectly (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions) any of the shares of common stock issuable upon exercise of the Amended Warrants without the prior written consent of the Company for a period of three-months after the Expiration Date. In addition, the Company may impose stop-transfer restrictions to enforce these restrictions and place a legend on any certificate representing the shares issued upon exercise of the Amended Warrants.

Because we do not have any formal commitments from any of our warrant holders to participate in this Exercise Offer, we may not receive substantial proceeds from the exercise of warrants in this Exercise Offer, and the proceeds we do receive may not be sufficient to fund our business operations.

We do not have any binding commitments from any of our warrant holders to participate in this Exercise Offer, and we cannot assure you that any of our warrant holders will participate in the Exercise Offer with respect to any or all of their Original Warrants. Therefore, there is no certainty that any shares will be purchased upon exercise of Amended Warrants pursuant to this Exercise Offer and, accordingly, we may not receive substantial proceeds from the exercise of the warrants in this Exercise Offer. What proceeds we do receive may not be sufficient to fund our reorganization as an investment company under the Investment Company Act, our continued investment in early stage start-ups and other general corporate purposes. In that case, if we fail to raise additional funds on a timely basis, we may need to seek funding from alternative sources.

Income tax consequences of participation in the Exercise Offer.

We have not obtained and do not intend to obtain a ruling from the Internal Revenue Service ("IRS") regarding the U.S. federal income tax consequences of the Exercise Offer. You should consult with your own tax advisor with regard to the possibility of any federal, state, local, non-U.S. or other tax consequences of the Exercise Offer. See Section 19 "Material U.S. Federal Income Tax Consequences" under "Description of the Exercise Offer" below.

We will have substantial discretion over the use of proceeds we receive from the exercise of Amended Warrants.

Our management will retain broad discretion over the use of proceeds from the Exercise Offer. See Section 2 "Purposes of the Exercise Offer and Use of Proceeds" below for a description of our present intentions with respect to the allocation of the proceeds resulting from exercise of the Amended Warrants. The amounts and timing of the expenditures may vary significantly depending on numerous factors. The occurrence of certain unforeseen events or changed business conditions, however, could result in the application of the proceeds resulting from the exercise of the Amended Warrants in a manner other than as described in this Exercise Offer.

Although we may in the future apply to list our common stock on a national securities exchange, such as NASDAQ or NYSE American, we may not do so and our common stock may never be listed on a national securities exchange, which could limit investors' ability to make transactions in our securities and an active trading market for our common stock may never develop.

We may in the future determine that we should apply to list our common stock on a national securities exchange, such as the NASDAQ Capital Market or NYSE American. We do not currently meet certain minimum standards for initial listing on a national securities exchange, such as the minimum standard for stockholders' equity, which is $5.0 million (or $4.0 million under the market value of listed securities standard) for the NASDAQ Capital Market or $4.0 million for NYSE American. In addition we do not currently meet the minimum bid price requirement of $4.00 for the NASDAQ Capital Market and $2.00 for NYSE American. We cannot assure you that we will apply for listing on a national securities exchange or that if we so apply, we will be able to meet the applicable initial listing requirements. If our common stock is not listed for trading on a national securities exchange, we would continue to face significant material adverse consequences, including:

- a limited availability of market quotations for our securities;
- reduced liquidity with respect to our securities;
- a determination that our shares of common stock are "penny stock" which will require brokers trading in our shares of common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our shares of common stock;+
- a limited amount of news and analyst coverage for our company; and
- a decreased ability to issue additional securities or obtain additional financing in the future.

A substantial number of shares of our common stock may be sold in the Exercise Offer, which could cause the price of our common stock to decline.

The sale of securities under this Exercise Offer and any future sales of a substantial number of shares of our common stock in the public market (as currently quoted on OTCQB of the OTC Markets), or the perception that such sales may occur, could adversely affect the price of our common stock by increasing the number of shares outstanding. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

Our common stock is classified as "penny stock" and trading of our shares may be restricted by the SEC's penny stock regulations.

Rules 15g-1 through 15g-9 promulgated under the Exchange Act impose sales practice and disclosure requirements on certain brokers-dealers who engage in transactions involving a "penny stock." The SEC has adopted regulations which generally define "penny stock" to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our common stock is covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors." The penny stock rules require a broker-

dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock that is not otherwise exempt, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules may discourage investor interest in and limit the marketability of our common stock.

Risks related to Reorganization of the Company.

The Company plans to reorganize in connection with the registration under the Investment Company Act of 1940 and election to be regulated as a business development company ("BDC"). While it is currently contemplated that the Company with the consent of its shareholders will merge after the effectiveness of a registration statement and election with and into a newly-formed company, Kyto Investments, Inc. ("KI") who is currently contemplated as the surviving entity, there is no guarantee that the terms of the reorganization will not change, in order for the Company to comply with regulations imposed on BDCs. ;. Those changes may include change to the capital structure of the surviving entity. The investors will be provided with a description of the final form of transaction in the solicitation of their consent to any merger or reorganization transaction. In the case of a merger, the current registration of the Company under the 1934 Act would be terminated. Additional steps will be taken to register the shares of KI under the 1934 Act. The following are certain risks associated with the proposed reorganization and compliance with the Investment Company Act:

Although the Company believes it is exempt from the definition of investment company pursuant to Section 3(c)(1) of the Investment Company Act, it may be determined that the Company does not satisfy the exemption requirements.

The Investment Company Act of 1940 defines an investment company as an issuer that "holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities". An investment company is required to register as such under such Act unless it qualifies for an exemption; one exclusion is provided by Section 3(c)(1) of such Act which requires that an issuer which would otherwise be an investment company required to register under the Investment Company Act (a) must not make, or propose to make, a public offering of its securities, and (b) must limit its securities holders to no more than 100 investors, not including certain "knowledgeable employees". The Company believes it has complied with both prongs of the requirement for the 3(c)(1) exemption since the time it began focusing primarily on its investment activities. If it were determined that the Company does not qualify for such exemption, the Company would be required to register as a closed-end management investment company subject to significant regulations, decreasing its operating flexibility and significantly increasing its costs of doing business.

If the Company's plan to seek registration and elect to be regulated business development company ("BDC") under the Investment Company Act fails or if the Company fails to comply its election to be a BDC or if it withdraws its election, applicable restrictions imposed on investment companies under the Investment Company Act could make it impractical for the Company to continue its business as currently contemplated.

The Company has determined that in order to fulfill its business plan which is consistent with the purpose of BDCs to invest in small- and medium-sized firms to help their growth in the initial stages of their development, it needs to register under the Investment Company Act and elect to be regulated as a BDC. Its plan is to grow and seek additional capital either in private offerings or, potentially, a public offering. If the Company fails to qualify, or to maintain its qualification, as a BDC, or if the Company decides to withdraw a BDC election with the consent of its investors, the Company may become subject to substantially greater regulation under the Investment Company Act as a closed-end investment company, with more significant regulations which will further decrease its operating flexibility and further increase its operating costs and lead to situations where the Company might have to restrict the Company's borrowings, reduce the Company's leverage, sell securities and pursue activities that the Company is only allowed to engage in as a BDC.

If a final registration statement does not become effective, the Company will only be able to seek additional capital from its existing investors. In addition, failure to comply with the requirements imposed by the Investment Company Act could result in the SEC bringing an enforcement action against the Company and/or expose the Company to claims of private litigants.

DESCRIPTION OF THE EXERCISE OFFER

We are offering to amend outstanding warrants, upon the terms and subject to the conditions set forth herein, to purchase up to an aggregate of 4,790,001 shares of common stock (the "Exercise Offer"), including outstanding warrants to purchase 1,596,667 shares of common stock with an exercise price of $1.20 per share and expiration date of three years from August 19, 2019 (the "Original Warrants").

The Original Warrants represent all of our outstanding series of warrants.

There is no minimum participation requirement with respect to this Exercise Offer.

Pursuant to the Exercise Offer, the Original Warrants will be amended (the "Amended Warrants") to: (i) reduce the exercise price of the Original Warrants to $0.40 per share of common stock in cash for the number of shares of Company common stock issuable therefor, (ii) shorten the exercise period of the Original Warrants so that they expire concurrently with the expiration of the Exercise Offer at 5:00 p.m. (Pacific Time) on the Expiration Date, (iii) contain a lock-up provision that provides that neither the holder nor any affiliate of the holder will sell dispose or otherwise transfer, directly or indirectly any of the shares of common stock issuable upon exercise of the Amended Warrants without the prior written consent of the Company for a period of three months after the Expiration Date, (iv) remove the cashless exercise provisions from those Original Warrants which include such cashless exercise provisions and (v) increase the number of shares of Company common stock issuable upon the exercise of the Original Warrant to a number that is determined by multiplying the number of shares of Company common stock issuable upon the exercise of the Original Warrant by 3. Other than set forth above, the terms of the Original Warrants will remain unmodified and in full force and effect.

SECTION 1. FORWARD-LOOKING STATEMENTS

This Exercise Offer contains certain forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as "believes," "hopes," "intends," "estimates," "expects," "projects," "plans," "anticipates" and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Our forward-looking statements are not guarantees of performance and actual results could differ materially from those contained in or expressed by such statements. In evaluating all such statements we urge you to specifically consider the various risk factors identified in this Exercise Offer, including the statements set forth in the sections titled "Risk Factors" or elsewhere in this Exercise Offer and in the documents incorporated or deemed incorporated herein by reference, any of which could cause actual results to differ materially from those indicated by our forward-looking statements.

. Except as required by law, we do not undertake any responsibility to update these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

SECTION 2. PURPOSES OF THE EXERCISE OFFER AND USE OF PROCEEDS

Fund Raising. Through the Exercise Offer we can raise funds to support our operations, including our reorganization as an "investment company" under the Investment Company Act, investment in early stage start-ups and other general corporate purposes, by encouraging the participating holders to exercise their Original Warrants by significantly reducing the exercise price and shortening the exercise period. If all holders participate in the Exercise Offer and exercise an Amended Warrant, we would raise gross proceeds of approximately $1,916,000.40.

Reduction of Share Overhang from Outstanding Warrants. In addition, the Exercise Offer can help us reduce the number of outstanding warrants. As of March 31, 2022, we had outstanding warrants to purchase an aggregate of 1,596,667 shares of common stock at a weighted average exercise price of $1.20 per share. The sale of substantial amounts of our common stock upon exercise of outstanding warrants, or the perception that significant sales may occur in the future, could adversely affect the market price of our common stock and our ability to raise additional capital in the future. (i) 550,000 shares of common stock issuable upon conversion of outstanding Series A Preferred Stock outstanding; (ii) 1,437,500 shares of common stock issuable upon conversion of outstanding Series A-1

Preferred Stock outstanding; (iii) 2,212,500 shares of common stock issuable upon conversion of outstanding Series A-2 Preferred Stock outstanding; (iv) 562,344 shares of common stock issuable upon conversion of outstanding Series B Preferred Stock outstanding; (v) 1,166,406 shares of common stock issuable upon conversion of outstanding Series B-1 Preferred Stock outstanding; (vi) 2,176,250 shares of common stock issuable upon conversion of outstanding Series B-2 Preferred Stock outstanding; (vii) 3,062,500 shares of common stock issuable upon conversion of outstanding Series B-3 Preferred Stock outstanding; and (viii) outstanding options to purchase an aggregate of 2,195,000 shares of common stock at a weighted average exercise price of $0.07 per share. The exercise of such outstanding options and conversion of our Series A, A-1 and A-2 Preferred Stock and Series B, B-1, B-2 and B-3 Preferred Stock will result in dilution of the value of our shares.

SECTION 3. ELIGIBLE ORIGINAL WARRANTS

All of the outstanding Original Warrants are subject to the Exercise Offer.

SECTION 4. EXPIRATION DATE

The Exercise Offer will be open through 5:00 p.m., Pacific Time on May 2, 2022, as may be extended by us in our sole discretion.

SECTION 5. TERMS OF AMENDED WARRANTS

Pursuant to the Exercise Offer, the Original Warrants will be amended as described below:

New Exercise Price: The exercise price of the Original Warrants will be reduced to $0.40 per share, regardless of the current exercise price as of the date hereof, for the number of shares of Company common stock issuable therefor.

New Termination Date: The termination date of the Original Warrants tendered in accordance with the Exercise Offer (and not revoked as provided in the Exercise Offer) will be shortened to terminate concurrently with the Expiration Date. Original Warrants that are not tendered will remain in effect in accordance with their terms including without limitation their existing expiration date.

Lock-Up Period: The Amended Warrants will contain a lock-up provision that provides that neither the holder nor any of its Affiliates will sell dispose or otherwise transfer, directly or indirectly (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions) any of the shares of common stock issuable upon exercise of the Amended Warrants without the prior written consent of the Company for a period of three months after the Expiration Date. In addition, the Company may impose stop-transfer restrictions to enforce these restrictions and place a legend on any certificate representing the shares issued upon exercise of the Amended Warrants.

Removal of Cashless Exercise: Those Original Warrants which include cashless exercise provisions will be amended to remove such provisions. As a result, the holders of Original Warrants that include cashless exercise provisions will be required to pay the applicable exercise price of the Original Warrants in cash.

Increase Warrant Shares: The number of shares of Company common stock issuable upon the exercise of the Original Warrants shall be increased to a number equal to a number determined by multiplying the number of shares of Company common stock issuable upon the exercise of the Original Warrant by 3.

Other Terms: Except as set forth above all, other terms of the Amended Warrants will be the same as the terms of the Original Warrants.

SECTION 6. CONDITIONS TO THE EXERCISE OFFER

The Exercise Offer is subject to certain conditions, as described herein:

(i) As part of the Election Form, the holders of the Original Warrants must complete an Accredited Investor Questionnaire. This Tender Offer is not conditioned on Accredited Investor status, but the Company uses the information to determine reporting requirements and for other internal record keeping. In addition, as part of the Election Form, the holders of the Original Warrants are asked to make certain representations and warranties upon

which the Company will rely in establishing that the transactions contemplated by the Exercise Offer are exempt from the registration requirements of the Securities Act and applicable state securities laws. The holders of the Original Warrants previously made substantially the same representations and warranties to the Company, including representations that they were "accredited investors," in connection with the transactions in which such holders acquired the Original Warrants.

If you wish to participate in the Exercise Offer, but you are not able to make any of the representations set forth on page 2 of the Acknowledgements and Representations and Warranties, please reach out to us directly at our corporate address indicated in "Section 23. Information Requests" on page 18 to inform us which ones you are not able to make and why. **Holders of the Original Warrants are not prohibited from tendering their Original Warrants, even if such holders are unable to make these representations and warranties and complete an Accredited Investor Questionnaire, including a representation that such holders are currently "accredited investors."**

If we receive a completed Accredited Investor Questionnaire from any holder that desires to participate indicating that such holder is no longer an "accredited investor," then we will file and distribute to all holders of Original Warrants certain supplemental disclosures required by Regulation D under the Securities Act, which are not currently included in this Exercise Offer. In that case, we would extend the Expiration Date of the Exercise Offer, as required under the Exchange Act and the rules of the SEC thereunder.

In addition, if we determine, after reviewing the representations and warranties and Accredited Investor Questionnaires of all participating warrant holders, that a valid exemption is not available from the registration requirements of applicable federal and/or state securities laws, then we may determine that it is necessary to cancel the Exercise Offer in its entirety, and not to consummate any of the contemplated transactions, in order to comply with the requirements of applicable securities laws. In that case, all exercise payments previously received would be promptly returned to participating warrant holders, along with all Original Warrants, unexercised and outstanding pursuant to their original terms.

(ii) In addition, we are not making this Exercise Offer to, nor will we accept any Election Form from or on behalf of, Original Warrant holders in any jurisdiction in which the Exercise Offer or the exercise of the Amended Warrants would not be in compliance with the laws of such jurisdiction.

You may not elect to amend but not exercise your Original Warrants. Participation in this Exercise Offer requires both amendment of your Original Warrants and your exercise of the Amended Warrants, which will happen simultaneously should you choose to participate.

Original Warrants of holders that elect not to participate and exercise will remain outstanding pursuant to their original terms.

SECTION 7. EXTENSION OF EXERCISE OFFER PERIOD; TERMINATION; AMENDMENTS

We expressly reserve the right, in our sole discretion and at any time or from time to time, to extend the Expiration Date.

There can be no assurance, however, that we will exercise our right to extend the Exercise Offer. Amendments to the Exercise Offer will be made by written notice thereof to the holders of the Original Warrants. Material changes to information previously provided to holders of the Original Warrants in this Exercise Offer or in documents furnished subsequent thereto will be disseminated to holders of Original Warrants.

If we materially change the terms of the Exercise Offer or the information concerning the Exercise Offer, or if we waive a material condition of the Exercise Offer, we will extend the Exercise Offer to the extent required under applicable law, including under the rules of the Exchange Act. The minimum period during which an offer must remain open following any material change in the terms of the Exercise Offer or information concerning the Exercise Offer (other than a change in price or change in percentage of securities sought, all of which require up to ten (10) additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.

SECTION 8. PROCEDURE FOR PARTICIPATING IN EXERCISE OFFER, EXERCISING AMENDED WARRANTS

To participate in the Exercise Offer and exercise an Amended Warrant and receive three times the number of shares of Company common stock issuable therefor, you must deliver to us, before the Expiration Date, all of the following: (i) a signed Election Form, (ii) a signed Acknowledgements and Representations and Warranties and (iii) a signed Accredited Investor Questionnaire, (this Tender Offer is not conditioned on Accredited Investor status, but the Company uses the information to determine reporting requirements and for other internal record keeping), along with (iv) the aggregate exercise price in cash in the amount equal to $0.40 per share multiplied by the number of shares of common stock the holder elects to purchase (collectively, the "Acceptance and Exercise Documents"). **We do not view the representations and warranties to be made by warrant holders tendering their warrants that they have "reviewed the current business prospects, financial condition and operating history of the Company," "had the opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Exercise Offer," and "received all the information they consider necessary or appropriate for deciding whether to accept the Exercise Offer" as a waiver of any potential liability that we may have under federal securities laws, and we agree not to assert that these provisions constitute a waiver of any such liability if a claim is made against us.** The cash exercise price may be tendered in the form of a check payable to Kyto Technology and Life Science, Inc. or by wire transfer to our account as set forth in the instructions to the Election Form. Each of these items must be properly delivered before the Expiration Date to us at our corporate address:

Kyto Technology and Life Science, Inc.
13050 La Paloma Road
Los Altos Hills, CA 94022
Email: legal@kytotech.com
Telephone: 650-204-7896

SECTION 9. MANNER OF ACCEPTANCE OF PAYMENT AND ISSUANCE OF SHARES

If you properly tender (and do not validly withdraw) your Original Warrants and the other Acceptance and Exercise Documents on or prior to 5:00 p.m., Pacific Time on May 2, 2022 the Expiration Date of the Exercise Offer (or such later date and time if we extend the Exercise Offer), promptly following the Expiration Date, we intend to notify our transfer agent of our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents and issue and deliver to you the number of shares of common stock issuable under the Amended Warrant, as well as a replacement Original Warrant for any unexercised portion thereof. See Section 8 "Procedure for Participating in Exercise Offer and Exercising Amended Warrants" below.

SECTION 10. WITHDRAWAL RIGHTS

If after tendering your Original Warrants and other Acceptance and Exercise Documents you change your mind and do not want to participate in the Exercise Offer, you may submit the Notice of Withdrawal to us. However, to be effective, the Notice of Withdrawal must be properly completed and must be returned to us before 5:00 p.m., Pacific Time on May 2, 2022, the Expiration Date of the Exercise Offer (or such later date and time if we extend the Exercise Offer). Following the Expiration Date, you cannot withdraw your Election Form.

If you properly withdraw in a timely manner as set forth above, we will promptly: (i) cancel your signed copy of the Election Form and (ii) provide you with a check equal to the amount of cash you paid to exercise of the Amended Warrant (iii) reissue your Original Warrants. Issuance of Common Stock incident to tendering the Amended Warrants will only occur following the Expiration Date.

SECTION 11. RESALES OF WARRANT SHARES

The Original Warrants and the Amended Warrants are, and the shares of common stock issuable upon exercise of the Original Warrants or Amended Warrants will be, "restricted securities". Restricted securities may not be sold by the holder absent registration, or an exemption from the registration requirements, under the Securities Act and the applicable securities laws of any other state or jurisdiction.

Since the Original Warrants were not issued in a registered direct offering, and the underlying shares of common stock are not the subject of a resale prospectus with respect thereto, the holder thereof will not be able to resell the shares of common stock issuable upon exercise of the related Amended Warrant, unless we file a registration statement (or a post-effective amendment to a Resale Registration Statement) to include such holder as a selling stockholder thereunder, except to the extent that such resale qualifies for an exemption from registration requirements under applicable securities laws, which may require a holding period of at least three months following the consummation of this Exercise Offer.

There is no established trading market for the Original Warrants or the Amended Warrants, and we do not intend to list the Original Warrants or the Amended Warrants for trading on any exchange or market.

In addition to the foregoing, the shares of common stock issuable upon exercise of the Amended Warrants will be subject to a contractual lock up restriction for a three-month period following the Expiration Date, as described under "Section 5. Terms of Amended Warrants" above.

SECTION 12. TRADING MARKET OF ORIGINAL WARRANTS, AMENDED WARRANTS AND COMMON STOCK

There is no established trading market for the Original Warrants or the Amended Warrants.

Our common stock is currently quoted on the OTCQB of the OTC Markets marketplace under the trading symbol KBPH. Historically, trading in our stock has been very limited and the trades that have occurred cannot be characterized as amounting to an established public trading market. As a result, the trading prices of our common stock may not reflect the price that would result if our stock was actively traded. . During the year ending March 31, 2022, there was one trade known to the Company for 200 shares at a price of $1.84/share. The quoted high and low bid-offer spread for the year ending March 31, 2022 were $1.84 and $2.00.

SECTION 13. SOURCE AND AMOUNT OF FUNDS

Because this transaction is solely an offer to holders to amend their outstanding Original Warrants, there are no funds or other consideration being paid to participants. We will use existing working capital to pay the fees and expenses associated with this Exercise Offer.

SECTION 14. TRANSACTIONS AND AGREEMENTS CONCERNING ORIGINAL WARRANTS

[Not applicable.]

SECTION 15. INFORMATION REGARDING KYTO TECHNOLOGY AND LIFE SCIENCE, INC.

The following summary highlights selected information regarding Kyto Technology and Life Science, Inc. Because it is a summary, it does not contain all of the information you should consider before making a decision to participate in the Exercise Offer or exercise your Amended Warrant. Before making an investment decision, you should read the entire Exercise Offer carefully, including the "Risk Factors" section above and the other materials incorporated by reference in Section 22: "Additional Information" below.

Overview

Kyto Technology and Life Science, Inc. (the "Company") was formed as a Florida corporation on March 5, 1999 under the name of B Twelve Inc. In August 2002, the Company changed its name from B Twelve, Inc. to Kyto BioPharma Inc. and in May 2018, the name was changed again to Kyto Technology and Life Science, Inc. In July 2019 the Company was re-incorporated as a Delaware company.

The Company was originally formed to acquire and develop innovative minimally toxic and non-immunosuppressive proprietary drugs for the treatment of cancer, arthritis, and other autoimmune diseases and had been looking at a number of strategies to become active. In April, 2018, the Board adopted a new business plan focused on the development of early stage technology and life science businesses through early stage investment funding. The Company has recruited a number of experienced investment consultants from a network that includes angel investors,

corporate managers, and successful entrepreneurs across a number of technology and life science products and markets and relies on input from these advisors in conducting due diligence and making investment decisions. In order to offset the risk in early stage investing, the Company works with angel investment groups and participates only after these groups have completed due diligence and committed to invest, and does not typically invest more than $250,000 in any single investment.

Generally, the Company's investments represent less than 5% ownership interests, and the Company therefore has no effective control or influence over the management or commercial decisions of the Companies in which it invests. The Company plans to generate revenue from realized gains from the sale of the businesses in which it has invested. Generally, it is expected that investments will be realized from an exit within a period of four years following investment. Such sales are outside its control and depend on M&A transactions which may result in cash or equity proceeds. Accordingly, it is difficult to forecast revenue, net income, and cash flow.

The Company has no regular employee, full-time or part-time, except the chief executive officer of Kyto Technology and Life Science, Inc..

For additional information regarding Kyto Technology and Life Science, Inc., you should also review the materials that we have filed with the SEC and have listed in Section 22: "Additional Information" below.

Corporate Information

Kyto Technology and Life Science, Inc. is a Delaware corporation with its principal business office at 13050 La Paloma Road, Los Altos Hills, CA 94022. Our website can be found at www.kytotech.com. We do not intend to incorporate any contents from our website into this prospectus.

Financial Information

Our audited financial statements for our fiscal years ended March 31, 2021 and 2020 included in our Annual Report on Form 10-K filed with the SEC on August 10, 2021, as amended on August 12, 2021, and our unaudited financial statements for the fiscal quarter ended December 31, 2021, included in our Quarterly Reports on Form 10-Q filed with the SEC on February 22, 2022, incorporated by reference herein. Please see Section 22: "Additional Information" below for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

The following table sets forth audited summarized consolidated historical financial data as of and for the years ended March 31, 2021 and 2020. The information presented below has been derived from the consolidated financial statements included in our Annual Report on Form 10-K described above and should be read together with those consolidated financial statements and the notes related thereto, as well as the sections of such annual reports entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	Year Ended March 31,	
	2021	**2020**
Statement of Operations Data:		
Investment Income		
Interest and other income	$ 0	$ 14,150
Total expenses	$ 768,842	$ 726,503
Net investment loss	$ (768,842)	$ (712,353)
Basic gain (loss) per share	$ .06	$ (.13)
Diluted gain or loss per share	$ .02	$ (.13)
Basic weighted average common shares	6,808,684	5,836,832
Diluted weighted average common shares outstanding	21,847,107	5,836,832
Balance Sheet Data:		
Current assets	$ 1,607,759	$ 2,699,755
Noncurrent assets	$ 6,821,407	$ 2,665,499
Current liabilities	$ 1,436,003	$ 32,144

The following table sets forth unaudited summarized consolidated historical financial data as of and for the quarters ended December 31, 2021 and 2020. The information presented below has been derived from the consolidated financial statements included in our Quarterly Report on Form 10-Q described above and should be read together with those consolidated financial statements and the notes related thereto, as well as the sections of such quarterly reports entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	Quarter Ended December 31,	
	2021	**2020**
Statement of Operations Data:		
Investment Income		
Interest and other income	$ 0	$ 5
Total expenses	$ 371,714	$ 332,716
Net investment loss	$ (371,714)	$ (332,711)
Basic gain (loss) per share	$ .02	$ .00
Diluted loss per share	$ .02	$ (.00)
Basic weighted average common shares outstanding	13,287,621	8,528,007
Diluted weighted average common shares outstanding	13,287,621	19,272,128
Balance Sheet Data:		
Current assets	$ 901,787	$ 600,204
Noncurrent assets	$ 12,156,511	$ 5,882,441
Current liabilities	$ 146,675	$ 83,102

Certain pro forma financial information relating to this Exercise Offer is presented below in Section 16: "Accounting Consequences of the Offer" below.

SECTION 16. ACCOUNTING CONSEQUENCES OF THE EXERCISE OFFER

Assuming full participation, this Exercise Offer would result in gross proceeds to the Company, and corresponding increases to cash and stockholders' equity, of approximately $1,916,000.40.

This estimated pro forma non-cash interest expense and corresponding increase in shareholders' equity could be higher or lower depending on the level and mix of participating holders of Original Warrants and our closing stock price on the Expiration Date.

Balance Sheet Data:	Year Ended December 31,	
	2021 [Unaudited]	**2021 [Pro Forma Warrant Offering]**
Assets		
Current assets	$ 12,156,511	$ 12,156,511
Cash	$ 608,223	$ 2,524,223
Other Current Assets	$ 293,564	$ 293,564
Total Assets	$ 13,058,298	$ 14,974,298
Liabilities		
Accounts Payable and Accrued Liabilities	$ 63,675	$ 63,675
Accrued Liabilities – Related Parties	$ 83,000	$ 83,000
Total Liabilities	$ 146,675	$ 146,675
Net Assets		
Series A preferred convertible stock	$ 42,001	$ 42,001

Series B preferred convertible stock	$ 80,877	$	80,877
Common Stock	$ 132,876	$	180,776
Additional paid-in capital	$ 44,630,564	$	46,498,664
Accumulated deficit	$ (31,974,695)	$	(31,974,695)
Total Net Assets	$ 12,911,623	$	14,974,298
Total Liability and Net Assets	$ 13,058,298	$	14,974,298
Net Asset Value per Common Share	$ 0.97	$	0.82

Condensed Pro Forma Statement of Operations after Warrant Offering:

	Three Months Ending December 31, 2021 [Unaudited]	**Three Months Ending December 31, 2021 [Pro Forma Warrant Offering]**		**Year Ended March 31, 2021**
Expenses				
Professional Fees	$ 98,241	$	98,241	$ 225,378
Other Operating Expenses	$ 273,473	$	273,473	$ 543,464
Interest and non-operating expenses	$ 0	$	0	$ -
Total Expenses	$ 371,714	$	371,714	$ 768,842
Net Investment Loss	$ (371,714)	$	(371,714)	$ (768,842)
Net Change in unrealized gain from investments	$ 691,864	$	691,864	$ 1,195,908
Net increase in net assets resulting from operations	$ 320,150	$	320,150	$ 427,000
Less dividends attributable to Series B-1, B-2, & b-3 Preferred Stock	$ (131,999)	$	(131,999)	$ -
Net Increase in assets resulting from operating attributable to Common Shareholders	$ 181,151	$	181,151	$ 427,066
Basic Earnings per Common Shares				
Net increase in net assets resulting from operating per common share	$ 0.01	$	0.01	$0.06
Weighted Average common shares outstanding (Note A)	13,287,621		18,077,622	6,808,684

Fully Diluted Earnings per Common Share			
Net increase in net assets resulting from operations per common share	$ 0.01	$ 0.01	$ 0.02
Weighted Average common shares outstanding (Note A)	23,516,038	28,306,039	21,847,107

Note A – Assumes 4,790,001 warrant shares exercised at the end of the Period.

SECTION 17. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE EXERCISE OFFER

As of March 31, 2022, there were outstanding Original Warrants to purchase an aggregate of 1,596,667 shares of common stock. None of our executive officers and directors hold Original Warrants and none will be entitled to participate in the Exercise Offer on the same terms and conditions as the other holders of Original Warrants.

Name	Position with the Company	Number of Original Warrants Held	Percentage of Original Warrants Held
None.			

SECTION 18. LEGAL MATTERS AND REGULATORY APPROVALS

We are not aware of any license or regulatory permit material to our business that might be adversely affected by the Exercise Offer and the issuance of the shares of common stock upon the exercise of the Amended Warrants. Our obligations under the Exercise Offer are subject to the conditions described in Section 6 "Conditions of the Exercise Offer" above.

SECTION 19. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain material U.S. federal income tax consequences that we believe will be applicable to Original Warrant holders who participate in the Exercise Offer. However, we have not requested a ruling from the Internal Revenue Service ("IRS") or any opinion of counsel with regard to the treatment of Original Warrant holders who participate in the Exchange Offer and there can be no assurance, as discussed below, that the IRS will not take a position inconsistent with our expectations.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, or to those Original Warrant holders who are subject to special rules, such as financial institutions and mutual funds; banks; insurance companies; investment companies; retirement plans; tax-exempt organizations; dealers or traders in securities; any person that holds their Original Warrants as part of a straddle or hedge arrangement; partnerships or other pass-through entities; persons who are not citizens or residents of the United States or who are non-U.S. corporations, non-U.S. partnerships or non-U.S. estates or trusts for U.S. federal income tax purposes or whose functional currency is not the U.S. dollar; or persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the "Code"). This discussion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, judicial opinions, administrative rulings, and published positions of the IRS, all of which are subject to change (possibly with retroactive effect).

This discussion assumes that Original Warrant holders hold the Original Warrants (and will hold their shares of our common stock received in connection with participating in the Exercise Offer) as capital assets (i.e., generally for investment) within the meaning of Code Section 1221. In addition, the following discussion does not address the tax consequences of the participation in the Exercise Offer under state, local or non-U.S. tax laws. You are urged to consult your tax advisors as to the U.S. federal income tax consequences of participating in the Exercise Offer and

related reporting obligations, as well as the effects of state, local and non-U.S. tax laws and U.S. tax laws other than federal income tax laws including, without limitation, the U.S. federal net investment income tax.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of an Original Warrant (or a beneficial owner of shares of our common stock received upon exercise of the Amended Warrants), the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Any such partnership, and any partner of any such partnership, should consult such partnership or partner's own tax advisors about the U.S. federal income tax consequences of participating in the Exercise Offer.

Tax treatment of Exercise Offer.

Although not free from doubt, we intend to take the position that the amendment of your Original Warrants followed by an exercise of the Amended Warrants are treated as separate events for U.S. tax purposes, where an exchange of Original Warrants for Amended Warrants constitutes a recapitalization within the meaning of Code Section 368(a)(1)(E) for U.S. federal income tax purposes, followed by the subsequent exercise of the Amended Warrants. Under this treatment, (i) an Original Warrant holder who participates in the Exercise Offer would not recognize any gain or loss as a result of amending the Original Warrants, (ii) such holder's tax basis in the shares of our common stock received upon exercise of the Amended Warrants would be equal to the holder's tax basis in the Original Warrants, plus the amount of any cash paid to exercise the Amended Warrants, and (iii) such holder's holding period of the common stock would begin on the day after the exercise of the Amended Warrants.

The IRS has not made a determination, nor have we received any opinion of counsel, on the U.S. federal income tax consequences of the Exercise Offer or of a holder's participation in the Exercise Offer, and there is no published guidance directly on point. Because of the lack of authority dealing with transactions similar to the Exercise Offer, the U.S. federal income tax consequences of the Exercise Offer are unclear, and alternative characterizations are possible that could require you to immediately recognize income, gain or loss, or may impact your holding period. Therefore, we urge you to consult your tax advisors regarding the potential tax consequences of the Exercise Offer to you in your particular circumstances, including the consequences of possible alternative characterizations.

Distributions on Common Stock Received upon Exercise of Amended Warrants

Following exercise of the Amended Warrants, any distributions you receive in respect of our common stock received in connection with participating in the Exercise Offer generally will be treated as a dividend, subject to tax as ordinary income, to the extent payable out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a tax-free return of capital to the extent of your tax basis in the shares of our common stock, and thereafter as gain from the sale or exchange of the stock. Dividends received by a non-corporate holder currently qualify for taxation at a reduced rate if the holder meets certain holding period and other applicable requirements. Dividends received by a corporate holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements.

Sale or Other Taxable Disposition of Common Stock

You will generally recognize gain or loss upon the sale, exchange or other taxable disposition of shares of our common stock equal to the difference between (i) the amount of cash and the fair market value of any property received and (ii) your adjusted tax basis in the shares of our common stock. Any gain or loss you recognize generally will be treated as a capital gain or loss. The capital gain or loss will be long-term if your holding period in the common stock is more than one year at the time of sale, exchange or other taxable disposition and will be short-term if your holding period is one year or less. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to certain holders with respect to dividends paid on, or, under certain circumstances, the proceeds of a sale, exchange or other disposition of, common stock. Under the Code and applicable Treasury Regulations, a holder of common stock may be subject to backup withholding (currently at a rate of 24%) with respect to dividends paid on common stock, or the proceeds of a sale, exchange or disposition of common

stock, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact in the manner required, or (b) within a reasonable period of time, provides a correct taxpayer identification number, certifies that it is not subject to backup withholding (e.g., on an IRS Form W-9 or similar form) and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a holder's U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. You should consult your tax advisors regarding the application of information reporting and backup withholding rules to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

THE FOREGOING DISCUSSION IS NOT A COMPLETE DISCUSSION OF ALL U.S. TAX CONSIDERATIONS THAT MAY BE RELEVANT TO YOU. YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISORS REGARDING YOUR PARTICULAR SITUATION AS IT RELATES TO THE TAX CONSEQUENCES OF PARTICIPATING IN THE EXERCISE OFFER AND THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

SECTION 20. FEES AND EXPENSES

[Not applicable.]

SECTION 21. TRANSFERS

A holder may transfer the Original Warrants to a third party only if the transfer qualifies for an exemption from the registration requirements of the Securities Act, and in accordance with other transfer restrictions set forth in the Original Warrants. Any holder of an Original Warrant who desires to transfer an Original Warrant should contact us prior to such transfer to ensure that the planned transfer satisfies the transfer restrictions set forth in the Original Warrants.

The shares of common stock issuable upon exercise thereof will be "restricted securities" which may not be sold by the holder absent registration, or an exemption from the registration requirements, under the Securities Act and the applicable securities laws of any other state or jurisdiction. See Section 11: "Resales of Warrant Shares" above.

The Amended Warrants will contain a lock-up provision that provides that neither the holder nor any of its Affiliates will sell dispose or otherwise transfer, directly or indirectly (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions) any of the shares of common stock issuable upon exercise of the Amended Warrants without the prior written consent of the Company for a period of three months after the Expiration Date. In addition, the Company may impose stop-transfer restrictions to enforce these restrictions and place a legend on any certificate representing the shares issued upon exercise of the Amended Warrants.

SECTION 22. ADDITIONAL INFORMATION

We have filed with the SEC a Tender Offer Statement on Schedule TO of which this Exercise Offer is a part. This Exercise Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that holders of the Original Warrants review the Schedule TO, including the exhibits, as well as the following materials that we have filed with the SEC and are incorporating herein by reference, before making a decision on whether to participate in the Exercise Offer and to exercise the Amended Warrants:

- our Annual Report on Form 10-K, as amended, for the fiscal year ended March 31, 2021, filed with the SEC on August 10, 2021 as amended on August 12, 2021;
- our Quarterly Report on Form 10-Q for the fiscal period ended December 31, 2021 filed with the SEC on February 22, 2022; and
- our Definitive Proxy Statement on Schedule 14A filed with the SEC on June 17, 2019; and
- our Current Reports on Form 8-K filed with the SEC on February 9, 2022.

You may read and copy any of these filings and other information about us at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is www.sec.gov.

We will provide without charge to each person to whom a copy of this Exercise Offer is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to our Chief Financial Officer, Simon Westbrook, by telephone at 650-204-7896, by e-mail at legal@kytotech.com, or by mail or personal delivery service at our corporate address indicated below.

As you read the documents referred to in this section, you may find some inconsistencies in information from one document to another later dated document. Should you find inconsistencies between the documents, or between a document and this Offering Memorandum, you should rely on the statements made in the most recent document. The information contained in this Offering Memorandum should be read together with the information contained in the documents to which we have referred you.

Our Board of Directors recognizes that the decision to participate in the Exercise Offer and to exercise the Amended Warrants is an individual one that should be based on a variety of factors. The holders of the Original Warrants should consult with their respective professional advisors if they have questions about their financial or tax situation. The information about this Exercise Offer from us is limited to the Offering Materials.

SECTION 23. INFORMATION REQUESTS

Please direct questions or requests for assistance regarding this Exercise Offer, Election Form, and Notice of Withdrawal or other materials, in writing, to us at our corporate address:

Kyto Technology and Life Science, Inc.
13050 La Paloma Road
Los Altos Hills, CA 94022
Telephone: 650-204-7896
Email: legal@kytotech.com